EXHIBIT 99.2

On March 9, 2016, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Welcome to inTEST Corporation's 2016 fourth quarter and full year financial results Conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and answer-session. At that time, if you have a question, you will need to press star one on your touchtone phone. As a reminder, this conference is being recorded today. A replay will be accessible at www.intest.com.

I will now turn the call over to inTEST Investor Relations Consultant, Laura Guerrant. Please go ahead.

Laura Guerrant:

Thank you, Paula. Thank you for joining us for inTEST's 2016 fourth quarter and year-end financial results conference call.

With us today are Robert Matthiessen, President and CEO; Hugh Regan, Treasurer and Chief Financial Officer; and Jim Pelrin, Executive Vice President. Mr. Matthiessen will briefly review highlights from the fourth quarter as well as current business trends. Mr. Regan will then review inTEST's financial results and discuss guidance for the 2017 first quarter. We'll then have time for any questions.

If you have not yet received a copy of today's release, a copy can be obtained on inTEST's website, www.intest.com.

Before we begin the formal remarks, the company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

Such risks and uncertainties include, but are not limited to, our ability to implement and execute the 2015 Repurchase Plan, changes in business conditions and the economy, changes in the demand for semiconductors, changes in the rates of and timing of capital expenditures by semiconductor manufacturers, the success of our strategy to diversify our business by entering markets outside the semiconductor or ATE markets, progress of product development programs, increases in raw material and fabrication costs associated with our products, and other risk factors set forth from time to time in the company's SEC filings, including, but not limited to, inTEST's periodic reports on Form 10-K and Form 10-Q.

The company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

And with that, let me now turn the call over to Bob Matthiessen. Please go ahead, Bob.

Robert Matthiessen:

Thanks, Laura. I would like to welcome everyone to our 2016 fourth quarter and year-end conference call. I will review some of the highlights, our markets and what we are seeing in our customer base, and then Hugh will review the financial results in detail.

Financial results for 2016 represent our seventh consecutive year of profitability, a metric we are very proud of as it speaks to the discipline and dedication exhibited by every inTEST employee. On a year-over-year basis, 2016 net revenues increased 3%. In absolute dollars, gross margin grew 9% and increased 260 basis points as a percentage of revenue; and earnings per share were up $0.08. While fourth quarter net sales were down 5% sequentially, they were up 29% compared to a year ago, and exceeded our guidance range. Our growth was broad based with solid advances in the telecom and defense, aerospace markets fueling our Thermal division, while automotive and the Internet of Things drove our Semiconductor Test business. In addition, cash and cash equivalents at the end of the quarter were again at record levels.

Let me turn to the Thermal Products segment. Our Thermal Products segment, which is our largest and most profitable division, continues to be the major contributor to our results. We have strategically diversified this segment, resulting in new opportunities in industrial testing and a broadening of our end-market penetration into electronics test applications at various growth markets including automotive, consumer electronics, military aerospace, energy, industrial and telecommunications. In addition, new product offerings have opened industrial markets outside of test for both OEM and end-user applications.

The inTEST Thermal Solutions business increased in Q4 for both Asia and Europe. In North America, the traditional semiconductor market improved over Q3. Defense aero market was also strong, despite lower bookings because Q3 included an exceptionally large order from one customer. Business from the telecom market continued with strong orders in Asia. Thermal Products segment bookings for the fourth quarter were $6.7 million compared with third quarter bookings of $7.3 million. Q4 Thermal segment revenues were $6.6 million consistent with Q3's $6.6 million.

A few highlights of this segment. A broadband satellite communications company purchased 14 thermal platforms; a large U.S. semiconductor company purchased five systems, including ThermoStreams and ThermoChucks; five telecom companies in Asia purchased 33 ThermoStream systems as telecoms continue to gear up for producing broadband optical transceivers; and a major company in probe station maintenance purchased 15 ThermoChucks, resulting in the highest bookings quarter since Q1 of 2010.

Let me turn to our EMS Products division. EMS Products business was up compared to Q3 impacted by large purchases from end users as well as an OEM tester production ramp. Demand for the Internet of Things and radar sensor products from automotive, industrial and consumer electronics markets drove business in Q4 as it has throughout the year.

Q4 Mechanical Product segment bookings were $2.4 million compared with $1.7 million for the third quarter. And Mechanical sales were $1.6 million compared with $2.1 million in the prior quarter. Q4 Electrical Product segment bookings were $2.5 million compared with $2.3 million in the third quarter and Electrical revenues were $2.1 million, consistent with Q3's $2.1 million.

EMS highlights for the quarter included a large IDM which purchased six sets of IntelliDOCK and 10 sets of our Scorpion interface hardware for their new production ramp. A second large IDM purchased multiple sets of docking and interface hardware. A major OEM purchased 33 wafer sort interfaces for production ramp-up for one of their newer testers. And another large OEM purchased 5 Cobal 250 manipulators for their new tester platform.

And so in summary, looking forward, we continue to see significant opportunities. In our press release, we laid out our guidance for the first quarter of 2017. While Hugh will elaborate on this in his prepared remarks, I want to point out that the midpoint of our revenue guidance calls for an increase of 21%. We see several key drivers for inTEST, including the surging use of sophisticated electronics in automobiles, the continued growth of telecommunications and internet backbone, the drive for improved semi device packaging and the growth of the Internet of Things market.

In our thermal business, the outlook for 2017 is upbeat from 2016. Capital equipment sales into the semi industry is expected to rise and business from mil aero market should remain strong. Business from the industrial sector, particularly oilfield related, may see increases as major oil producing nations announce cuts in production.

The 2017 business outlook for the EMS segment is showing very strong activity. Customer ramp-up for new production requirements appears to be continuing. Our long-term objectives center on diversified growth through acquisition and we continue to look for strategic opportunities. As we continue to execute on our differentiated product strategy, we believe the conditions for our long-term success remain firmly in place. And with our backlog at its highest level in over a decade, we enter 2017 well-positioned to capitalize on the industry's momentum.

And with that, I would like to turn the call over to Hugh.

Hugh Regan:

Thanks, Bob. Fourth quarter 2016 end-user net revenues were $9.6 million or 93% of net revenues compared with $10.5 million or 97% of net revenues in the third quarter. OEM net revenues were $692,000 or 7% of net revenues, up from $341,000 or 3% for the third quarter. Net revenues from markets outside of semiconductor test were $4.3 million or 42% of net revenues compared with $2.8 million or 26% of net revenues in the third quarter.

The Company's fourth quarter gross margin was $5.4 million or 53% as compared with $5.6 million or 52% in the third quarter. The improvement in the gross margin was primarily the result of a reduction in our consolidated component material costs, which declined from 33% in the third quarter to 32.1% in the fourth quarter. While there were decreases in component material costs of all three of our product segments, the reduction in consolidated component material costs in the fourth quarter was primarily the result of a reduction in the component material cost of our Mechanical Product segment whose component material costs decreased from 36.4% in the third quarter to 32.7% in the fourth quarter, while our Thermal Products segment saw its component material costs decline from 30.7% to 30.5% sequentially, and our Electrical Product segment experienced a reduction from 36.9% to 36.8%. These improvements were both the result of a more favorable product mix and customer mix in the fourth quarter as compared to the third.

Selling expense is relatively unchanged at $1.4 million for both the fourth and third quarters. A reduction in commission expense was almost fully offset by increases in warranty, advertising and travel. Engineering and product development expense was $782,000 for the fourth quarter compared to $905,000 for the third quarter, a decrease of $123,000 or 14% sequentially. The decrease was related to reductions in vacation accruals, patent legal expense, product development materials and travel.

General and administrative expense was relatively unchanged at $1.6 million for both the fourth and third quarters. Higher levels of officer and employee bonuses as well as increased compliance costs were partially offset by reduced travel expenses.

Other expense was $2,000 in the fourth quarter compared to other income of $17,000 for the third quarter. During the third quarter, interest and other income exceeded our foreign transaction losses. However, our foreign exchange losses increased to $22,000 in the fourth quarter, which exceeded our interest and other income for the period, resulting in net other expense for the quarter.

We accrued an income tax expense of $612,000 in the fourth quarter compared to $631,000 accrued in the third quarter. Our effective tax rate increased to 38% in the fourth quarter from 37% in the third quarter. The increase in our effective tax rate was the result of a higher level of domestic earnings versus foreign earnings during the fourth quarter. In addition, we had higher than expected deemed dividend income, which also drove the higher effective tax rate. At December 31, 2016, our deferred tax assets were $1.1 million and our remaining net loss carry forward was $1.3 million for domestic state, primarily California, and $39,000 for foreign related to our German operation. We expect our tax rate for 2017 to be in the range of 36% to 37%.

Fourth quarter net income was $1 million or $0.10 per diluted share compared with third quarter net income of $1.1 million or $0.11 per diluted share. Diluted average shares outstanding were 10,297,000 at December 31st. During the fourth quarter, we repurchased 32,534 shares at a net cost of $136,000 or $4.15 per share. As of December 31, 2016, we have repurchased a cumulative total of 283,137 shares or approximately 2.5% of our outstanding common stock at a net cost of $1.1 million or $3.97 per share.

Amortization and depreciation expense was $149,000 for the fourth quarter and EBITDA was $1.8 million for the fourth quarter, down slightly from the $1.9 million in EBITDA reported for the third quarter. EBITDA for 2016 was $4.8 million compared to $3.3 million for 2015. Consolidated headcount at the end of December, which includes temporary staff, was 119, an increase of one staff from the level we had at September 30th.

Before I turn to our balance sheet, let me remind you that during 2016, we were in the process of reorganizing our businesses from three product segments -- Thermal, Mechanical and Electrical -- into two product segments, InTEST Thermal Solutions and inTEST EMS, or electromechanical semiconductor products. This reorganization was substantially completed as of December 31, 2016, and effective January 1, 2017, we will report information about our segments based upon two product segments, ITS and EMS, with prior period information reclassified to be comparable to the presentation for 2017.

I will now turn to our balance sheet. Cash and cash equivalents at the end of the fourth quarter were $28.6 million, up $2.3 million from September 30. We currently expect cash and cash equivalents to increase throughout 2017. Accounts receivable decreased $1.3 million sequentially to $5.4 million at December 31. And inventory increased $279,000 to $3.7 million at the end of the quarter. Capital expenditures during the fourth quarter were $57,000, down approximately half from $118,000 in the third quarter. For 2016, capital expenditures were $339,000, down from $599,000 spent in 2015. Bob provided consolidated and segment revenue and booking data earlier. The backlog at the end of December was $7.4 million, up from $6.1 million at the end of September.

In terms of our financial outlook, as noted in our earnings release, we expect that net revenue for the quarter-ended March 31, 2017 will be in the range of $13.5 million to $14.5 million and that our net earnings will range from $0.13 to $0.18 per diluted share. We currently expect that our Q1 2017 product mix will be less favorable as compared with Q4 and that our first quarter gross margin will range from 50% to 52%.

Operator, that concludes our formal remarks. We can now take questions.

Operator:

The floor is now open for your questions. If you'd like to ask a question during this time, simply press star followed by the one on your touchtone phone. Again that's star one. You now have a question from Wes Cummins of Nokomis Capital.

Wes Cummins:

Just a question, given the guidance, which is I was trying to look back in my model, it's one of the highest quarters you've had in at least the last five years.

Hugh Regan:

Yes, it is.

Wes Cummins:

What do you think -- and I know you don't have great visibility, but the follow-through out into Q2, I mean is this just a new level of business you think or at least an indication of the ability for the business to kind of grow up to a new level or do you think it's a one quarter phenomenon?

Hugh Regan:

Well, this is really being driven by the very strong semi market, as we've talked about. And here's Bob Matthiessen to offer some additional thoughts.

Robert Matthiessen:

Hi Wes, Jim Pelrin and I and others in the Company have been making customer visits to try to get a handle on this. We like to say that the cycles have stopped in the industry, and then just like that, all of a sudden things have exploded. We have visited both tester manufacturers and IDMs, end users and all of them are saying the same thing, this was relatively unexpected. They -- many of them think it's the improved political climate. They don't see an end to it, but then they don't see very far away anyway, as we don't. But they're all having record quarters and they expect it to continue as far as they can see. And I've just heard that, and that's for back end. I just heard front end is seeing the same thing. So I don't know how long it's going to go, but right now it's really solid. And we're just riding the wave. I don't know if it's a new level of business. It may be; it's tough for us to tell. But everything is going positive at the moment.

Hugh Regan:

And while we've also seen strength in the semi markets, as Bob talked about, we've also seen strength with our non-semi customers, as you can see by our fourth quarter results. So the business is firing well on all cylinders across all served markets.

Operator:

Again, to ask a question please press star one on your touchtone phone. Again that's star one. And at this time, we have no further questions.

Hugh Regan:

Operator, we did receive several other questions in advance of the call. So, I'm going to use those now. The first one is would you consider the strength you're seeing in the semi markets to be cyclical? And Bob, you had talked about that a little bit earlier. I'm assuming...

Robert Matthiessen:

Yes. The cycles had leveled out. The duration had changed. They had gotten shorter and then they sort of flattened out. So, we got into a seasonal cycle. But what's happening now is outside of that. So, we don't know what's happening.

Hugh Regan:

Right. I hear you on that. Another question that we'd received was could you offer more color on the non-semi market growth you've experienced in the quarter? Maybe Jim could offer some thoughts on that.

Jim Pelrin:

I would be happy to. The non-semi growth was driven in two particular markets. One was aerospace. In fact, the space industry is booming for us right now and the satellite manufacturers. And this is a relatively new industry for us. We have dabbled in it in the past, but now it seems to be really taking off for our Sigma Systems equipment. And the other is in the optical transceiver sector of the fiber of the telecom industry; that has really turned on with new entry -- entrants into the market, particularly in Asia. It's all being driven by the need for high-speed data, 40 to 100 gig. And that's been a very good market for us in the past two quarters of that.

Hugh Regan:

Thank you, Jim. That's it for questions at this point. I'll turn the call back to Bob Matthiessen.

Robert Matthiessen:

OK. We look forward to updating you on our progress when we report our 2017 first quarter results in May. Thank you and good evening.

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[Operator closing remarks omitted]